Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Hao Feng Group Limited and its subsidiary (collectively the “Group”) on Amendment No. 1 to Form F-1 of our report dated April 10, 2026, except for Note 1 and 8, as to which the date is September 11, 2026, relating to our audits of the accompanying consolidated balance sheets of the Group as of September 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2025, and related notes.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

October 15, 2026